                                        Exhibit 99.1

                              TECHNOLOGY RESEARCH CORPORATION
                   ANNOUNCES RECORD FOURTH QUARTER AND YEAR END REVENUES

CLEARWATER, FLORIDA, May 9, 2005 -- Technology Research Corporation (“TRC”), (NASDAQ-TRCI),
announced today record revenues for the fourth quarter and year ended March 31, 2005. Revenues for the fourth quarter were $15,528,081, compared to $6,658,512 reported in the same quarter last year, an increase of 133%. Net income was $857,881 for the fourth quarter, compared to
$617,808 for the same quarter last year, an increase of 39%. Basic and diluted earnings were
$.15 per share for the fourth quarter compared to basic earnings of $.11 per share and diluted earnings of $.10 per share for the same quarter last year.

Revenues for the year ended March 31, 2005 (“Fiscal 2005”) were $39,433,347, compared to
$24,336,637 reported in the year ended March 31, 2004 (“Fiscal 2004”), an increase of 62%.
Net income for Fiscal 2005 was $2,012,509, compared to $2,676,156 reported in Fiscal 2004, a decrease of 25%. Basic earnings were $.35 per share and diluted earnings were $.34 per share for Fiscal 2005 compared to basic earnings of $.48 per share and diluted earnings of
$.46 per share for Fiscal 2004.

Jerry Kendall, President and CEO stated, “We have just completed an exciting but challenging year. The record revenue performance for the quarter and the year was accomplished by successfully penetrating the important, seasonal room air conditioner (“RAC”) market with our
Fire Shield® technology, achieving strong revenue growth of 16.4% in our core commercial business and delivering a steady year in our military business. While we accomplished excellent revenue growth, we are disappointed that our first year penetration of the room air conditioning marketplace did not generate the level of net income that we had anticipated.  Challenges with the ramp-up of new offshore manufacturing facilities, material suppliers, short lead times, more product customization than expected and substantially greater freight expense, all impacted our expected net income.”  Having established the framework for the RAC business in 2005,
Mr. Kendall added, “In looking forward to our 2006 fiscal year, the Company expects to pursue revenue growth with the focus on significantly improving net income and cash flow performance.”

Commercial revenues increased by $9,266,481 for the quarter and $15,080,457 for the year ended
March 31, 2005, compared to same periods in the prior year, whereas military revenues decreased by $474,324 for the quarter and $34,682 for the year. Royalty income increased $77,412 for the quarter and $50,935 for the year ended March 31, 2005, compared to the same periods in the prior year. The increase in commercial revenues was primarily attributed to strong growth in the
Company’s core commercial business throughout Fiscal 2005 plus shipments in the third and fourth quarters of its Fire Shield® LCDI products, which meet the new cord fire protection requirements for room air conditioners. Military revenues remained steady due to continued demand for the
Company’s control devices related to the Tactical Quiet Generator (TQG) programs for both existing and new systems. Royalties increased as the result of cancellation fees recorded by the Company in the fourth quarter related to the termination of certain license agreements with
Applica, Inc. pertaining to the use of the Company’s Fire Shield® technology.

Gross profit was 19.3% of total revenues for the quarter and 24.9% for the year ended March 31, 2005, compared to 40.6% and 39.1%, respectively, for the same periods last year. The decrease was due to the competitive pricing required for the Company to capture a significant share of the new RAC market and those factors mentioned above which impacted the Company’s gross profit margins during the third and fourth quarters, specifically higher freight costs, warranty repair costs and manufacturing start-up expenses.

Income taxes as a percent of income before income taxes were 12.0% for the quarter and 23.3% for the year ended March 31, 2005, compared to 35.0% and 30.3%, respectively, for the same periods in the prior year. The Company’s effective tax rate varies based on the mix of income before income taxes derived from the Company’s Honduran subsidiary, which is not subject to income taxes, and the balance of income before income taxes, which is subject to income taxes. The Company estimated its effective tax rate through three quarters ended December 31, 2004 to be 30.0%, but due to the higher proportion of income before income taxes generated from its Honduras subsidiary, its actual effective tax rate was significantly lower then anticipated.

The fourth quarter dividend of $.015 per share was paid on April 22, 2005 to shareholders of record on March 31, 2005. The Company paid dividends of $.06 per share during each of Fiscal 2005 and
Fiscal 2004.

As previously announced, the Company has retained Heritage Capital to assist in the Company’s
Acquisition Growth Strategy. Part of the Company’s Strategic Plan is to use carefully selected acquisitions to supplement planned internal revenue growth in future years. Acquisitions are targeted to expand the Company’s markets and product lines. Targeted acquisitions would be of a size that the Company can readily assimilate and fund.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.
Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of
the statements in this report constitute forward-looking statements, within the meaning of the
Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.
These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as "may," "will," "should," "expects,"
"scheduled," "plans," "intends," "anticipates," "believes," "estimates," "potential," or
"continue," or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

                   TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)

                                                   Three-months ended
                                            March 31    March 31  December 31
                                              2005        2004        2004
Operating revenues:
  Commercial                             $ 12,191,321   2,924,840   6,822,319
  Military                                  3,255,177   3,729,501   2,879,845
  Royalties                                    81,583       4,171       2,631
                                           15,528,081   6,658,512   9,704,795
Operating expenses:
  Cost of sales                            12,530,375   3,951,970   7,652,981
  Selling, general, and administrative      1,484,891   1,341,843   1,322,936
  Research, development and engineering       501,059     420,690     565,433
                                           14,516,325   5,714,503   9,541,350
    Operating income                        1,011,756     944,008     163,445
Interest and sundry income                    (37,188)      6,608       5,853
      Income before income taxes              974,568     950,616     169,298
Income taxes                                  116,687     332,808       6,385
        Net income                       $    857,881     617,808     162,913

Net income per common share:
  Basic                                  $        .15         .11         .03
  Diluted                                $        .15         .10         .03

Weighted average number of common
shares outstanding:
  Basic                                     5,762,563   5,717,801   5,756,292
  Diluted                                   5,891,856   6,082,931   5,913,005

Dividends paid                           $       .015        .015        .015

                                                         Year ended
                                                 March 31         March 31
                                                   2005             2004
Operating revenues:
  Commercial                                  $ 27,022,170       11,941,713
  Military                                      12,269,581       12,304,263
  Royalties                                        141,596           90,661
                                                39,433,347       24,336,637
Operating expenses:
  Cost of sales                                 29,618,620       14,830,606
  Selling, general, and administrative           5,138,840        4,304,979
  Research, development and engineering          2,034,385        1,380,295
  Other                                             (1,390)          (1,194)
                                                36,790,455       20,514,686
    Operating income                             2,642,892        3,821,951
Interest and sundry income                         (18,855)          14,853
      Income before income taxes                 2,624,037        3,836,804
Income taxes                                       611,528        1,160,648
        Net income                            $  2,012,509        2,676,156

Net income per common share:
  Basic                                       $        .35              .48
  Diluted                                     $        .34              .46

Weighted average number of common
shares outstanding:
  Basic                                          5,754,816        5,589,181
  Diluted                                        5,954,052        5,827,726

Dividends paid                                $        .06              .06

                   TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARY
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (unaudited)
                                                                       *
                                                 March 31           March 31
                   ASSETS                          2005               2004
Current assets:
  Cash and cash equivalents                   $    815,411         5,968,122
  Short-term investments                           487,072                 -
  Accounts receivable, net                      13,114,548         3,420,701
  Inventories                                   11,460,302         5,633,177
  Prepaid expenses and other current assets        514,922           206,295
  Deferred income taxes                            488,413           239,169
    Total current assets                        26,880,668        15,467,464

Property, plant and equipment                   13,560,106        10,268,976
  Less accumulated depreciation                  8,089,950         7,203,205
    Net property, plant and equipment            5,470,156         3,065,771

Other assets                                        96,004            38,633
                                              $ 32,446,828        18,571,868

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short term debt                             $  3,000,000                 -
  Trade accounts payable                         7,970,920         1,547,979
  Accrued expenses                               1,327,944           767,185
  Dividends payable                                100,175            99,295
  Income taxes payable                             112,239           431,093
  Deferred income                                        -            10,525
    Total current liabilities                   12,511,278         2,856,077
Long term debt                                   2,350,000                 -
Deferred income                                          -            28,951
Deferred income taxes                              378,143           235,120
      Total liabilities                         15,239,421         3,120,148
Stockholders' equity:
  Common stock                                   2,955,641         2,932,377
  Additional paid-in capital                     8,483,237         8,417,686
  Retained earnings                              5,808,674         4,141,802
  Treasury stock, 21,500 shares at cost            (40,145)          (40,145)
    Total stockholders' equity                  17,207,407        15,451,720
                                              $ 32,446,828        18,571,868

*  The condensed consolidated balance sheet is derived from the Companys audited balance sheet as of that date.

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